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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Brooke Group Ltd. on Form S-8 of: (i) our report, dated March 27, 1997, on our audits of the consolidated financial statements and financial statement schedule of Brooke Group Ltd. and Subsidiaries as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, and (ii) of our report, dated March 24, 1997, on our audit of the consolidated financial statements of New Valley Corporation and Subsidiaries as of December 31, 1996 and December 31, 1995, and for the years ended December 31, 1996 and December 31, 1995, which reports are included in the Annual Report on Form 10-K of Brooke Group Ltd. for the year ended December 31, 1996.


Coopers & Lybrand L.L.P.

Miami, Florida
March 27, 1997